UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 10, 2005

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001
(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 14, 2005, we and certain of our subsidiaries (collectively referred to as “we,” “us” or the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). In connection with this filing, on September 16, 2005, the United States Bankruptcy Court for the Southern District of New York (the “Court”) granted a motion and entered an interim order on the docket designed to assist us in monitoring and preserving our net operating losses. On December 21, 2005, the Court issued a final order to assist us in preserving our net operating losses (the “NOL Order”) that modified the interim order.

As discussed below, the NOL Order provides for certain notice and hearing procedures regarding trading in our common stock. Also, as discussed below, while the NOL Order currently permits unlimited trading in claims against us, it provides a mechanism by which certain holders of claims may be required to sell some of their holdings in connection with implementation of a bankruptcy plan of reorganization.

Under the NOL Order, any person or entity that (1) is a Substantial Equityholder (as defined below) and intends to purchase or sell or otherwise acquire or dispose of Tax Ownership of any shares of our common stock, or (2) may become a Substantial Equityholder as a result of the purchase or other acquisition of Tax Ownership of shares of our common stock, must provide advance notice of the proposed transaction to the Court, to us and our counsel, and to counsel for the Creditors’ Committee. A “Substantial Equityholder” is any person or entity that has Tax Ownership (as defined in the NOL Order) of at least nine (9) million shares of our common stock. The proposed transaction may not be consummated unless written approval is received from us within the fifteen (15) day period following our receipt of the notice. A transaction entered into in violation of these procedures will be void ab initio as a violation of the automatic stay under Section 362 of the Bankruptcy Code and may subject the participant to other sanctions. The NOL Order also requires that each Substantial Equityholder file with the Court and serve on us a notice identifying itself. Failure to comply with this requirement also may result in the imposition of sanctions.

Under the NOL Order, any person or entity that (1) is a Substantial Claimholder (as defined below) and intends to purchase or otherwise acquire Tax Ownership of any certain additional claims against us, or (2) may become a Substantial Claimholder as a result of the purchase or other acquisition of Tax Ownership of claims against us, must serve on counsel for the Creditors’ Committee a notice in which such claimholder consents to the procedures set forth in the NOL Order. A “Substantial Claimholder” is any person or entity that has Tax Ownership of claims against us equal to or exceeding $200 million (an amount that could be increased in the future). Under the NOL Order, Substantial Claimholders may be required to sell certain claims against us if the Court so orders in connection with our filing of a bankruptcy plan of reorganization. Other restrictions on trading in claims may also apply following our filing of a bankruptcy plan of reorganization.

The above summary of certain terms of the NOL Order is qualified in its entirety by the NOL Order (including exhibits thereto), which is attached as Exhibit 99.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 99.1	Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Claims Against and Interests in the Debtors’ Estates

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Leslie P. Klemperer
Date: January 10, 2006	Leslie P. Klemperer Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 99.1	Order Establishing Notification Procedures and Approving Restrictions on Certain Transfers of Claims Against and Interests in the Debtors’ Estates